Exhibit 10.1

AMENDMENT TO
SPLUNK INC. 2012 EQUITY INCENTIVE PLAN
Effective September 14, 2017

The Splunk Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) is hereby amended effective as of the date approved by the Company’s Board of Directors as follows:

1.Section 13 of the Plan is amended as follows:

(a)The caption of Section 13 of the Plan is amended and restated as follows:

“Adjustments; Dissolution or Liquidation; Merger or Change in Control; Death.”

(b)A new clause (e) is added to Section 13 of the Plan as follows:

“Death. Unless otherwise determined by the Administrator, if an Employee or Outside Director Participant ceases to be an Employee or Outside Director, as applicable, as a result of such Participant’s death, then such Participant will immediately become one hundred percent (100%) vested in and have the right to exercise Options and/or Stock Appreciation Rights as to one hundred percent (100%) of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable; one hundred percent (100%) of the aggregate restrictions initially on Restricted Stock and Restricted Stock Units will lapse; with respect to Awards with performance-based vesting for which the achievement of designated performance goals has been determined, Participant will immediately become vested in one hundred percent (100%) of the earned Awards; and, with respect to Awards for which the achievement of designated performance goals or other vesting criteria has not yet been determined, all performance goals or other vesting criteria required to be met for such Awards to be earned will be deemed achieved at target levels and Participant will immediately become vested in one hundred percent (100%) of the earned Awards, provided that if such termination of the Participant occurs following the end of the performance period for any performance goal but prior to the determination of the achievement of such performance goal, then the achievement of such performance goal will be determined based on actual performance and Participant will immediately become vested in one hundred percent (100%) of the earned Awards. Notwithstanding the foregoing sentence, if the Participant has not been continuously an Employee or Outside Director, as applicable, for at least 12 months prior to the day the Participant ceases to be an Employee or Outside Director as a result of the Participant’s death, then for each reference to “one hundred percent (100%)” in the foregoing sentence, “fifty percent (50%)” will be substituted. Any Options that become vested and exercisable pursuant to this paragraph shall be exercisable in accordance with Section 6(d)(iv) and the applicable Award Agreement.”

2.Except as otherwise expressly set forth herein, all terms and conditions of the Plan shall remain in full force and effect.